Exhibit 99.1

FOR IMMEDIATE RELEASE

BOGOTA FINANCIAL CORP. ANNOUNCES CEO TRANSITION

TEANECK, NEW JERSEY, November 29, 2023 - Bogota Financial Corp. (the “Company”) (Nasdaq: BSBK), the holding company for Bogota Savings Bank (the “Bank”), announced today that Joseph Coccaro is retiring as Director and President and Chief Executive Officer of Bogota Financial, MHC, the parent company of the Company (the “MHC”), the Company and the Bank, effective as of November 30, 2023. Mr. Coccaro, who is 66 years old, will continue to serve Bogota as an advisory director.

Kevin Pace, Executive Vice President and Chief Risk Officer of the MHC, the Company and the Bank and a member of the Board of Directors of the Bank, has been named President and Chief Executive Officer of the MHC, the Company and the Bank, effective as of November 30, 2023. He will also serve as a member of the Board of Directors of the MHC and the Company.

“Joe’s leadership has been instrumental in Bogota’s success and growth. During his tenure, we completed the mutual holding company reorganization of the Bank and the Company’s initial public offering in 2020, and acquired Gibraltar Bank in 2021. We thank Joe for his efforts towards building the strong franchise we have today,” said Steven M. Goldberg, Chairman of the Board of Directors. “Kevin was a natural choice as Bogota’s next CEO as he has been an integral part of the management team since joining us in 2013. He understands our strategy and approach to banking, putting our customers first. Kevin and the rest of the executive team remain committed to continuing to increase long term shareholder value.”

Kevin Pace has been the Executive Vice President and Chief Risk Officer since 2020. Prior to the appointment, Mr. Pace had served as Executive Vice President of Compliance and BSA since 2018. Prior to that, Mr. Pace had served in various banking positions at the Bank since 2013.

Mr. Coccaro has served as the Bank’s President and Chief Executive Officer since 2008 when the Bank had approximately $260 million in assets. Under Mr. Coccaro, the Bank has grown to over $900 million in assets. “In accordance with our succession planning, I am excited for Kevin to begin in his new role as CEO and to lead the Bank forward in these changing times. I thank the Board for its cooperation and fellowship over my past 15 years as CEO,” said Mr. Coccaro.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, changes in the quality of our loan and security portfolios, increases in non-performing and classified loans and legislative, accounting and regulatory changes that could adversely affect the business in which the MHC, the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Contact Information

For Bogota Financial Corp.:

Kevin Pace

President and Chief Executive Officer

(201) 862-0660

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